Harman International
PRESS RELEASE

October 25, 2006	FOR IMMEDIATE RELEASE
Contact: Greg Henry
Vice President – Treasurer
Harman International Industries, Incorporated
202-393-1101

HARMAN INTERNATIONAL REPORTS
RECORD FIRST QUARTER RESULTS

Washington, D.C. – October 25, 2006 - Harman International Industries, Incorporated (NYSE:  HAR) today announced record results for the first quarter ended September 30, 2006.  Net sales for the three months were $825.5 million, a 9 percent increase compared to last year.  Operating income for the quarter increased 11 percent to $86.9 million.  Earnings per diluted share were $0.85 compared to $0.79 during the same period last year, an increase of 8 percent.

Automotive sales for the first quarter were $601.0 million, an increase of 16 percent versus the same period a year ago.  Professional sales increased 7 percent to $131.4 million.  Consumer sales were $93.1 million compared to $111.4 million during the same quarter last year.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, commented:

“We achieved record results during the first quarter of fiscal 2007.  Automotive performed very well while continuing to make substantial investments in infotainment systems development.  Professional’s strong quarter is indicative of increasing market acceptance of the new products integrating the HiQnet protocol.  First quarter results for the Consumer Group were below expectations.  However, we expect the group to return to solid profitability in the second quarter.

We reiterate our expectation for earnings of $4.35 per diluted share in fiscal 2007.”

October 25, 2006

At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the three months ended September 30, 2006 and to offer management’s outlook for future periods.  To participate in the conference call, please dial (800) 230-1093 or for international calls dial (612) 288-0340 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EDT.  The replay will be available through November 1, 2006.  Please call (800) 475-6701 to access the replay.  For international calls please call (320) 365-3844.  The access code number is 845306.

AT&T will also be web-casting the presentation.  The web-cast can be accessed at http://65.197.1.5/att/confcast, enter the Conference ID:  845306, then enter a pass code:  Harman and click Go.  There will also be a link to the web-cast at www.harman.com.  Participation through the web-cast will be in listen-only mode.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high-fidelity audio products and electronic systems for the automotive, consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:  Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended
	September 30,
	2006	2005

Net sales	$ 825,543	754,648
Cost of sales	538,254	488,353

Gross profit	287,289	266,295

Selling, general and administrative expenses	200,371	188,102

Operating income	86,918	78,193

Other expenses:
Interest expense, net	139	3,839
Miscellaneous, net	861	614

Income before income taxes and minority interest	85,918	73,740

Income tax expense	29,635	19,773
Minority interest	(325)	---

Net income	$ 56,608	53,967

Basic earnings per share	$ 0.86	0.82
Diluted earnings per share	$ 0.85	0.79

Shares outstanding – Basic	65,517	66,117
Shares outstanding – Diluted	66,676	68,477

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	September 30,	September 30,
	2006	2005

ASSETS

Current assets
Cash and cash equivalents	$ 134,983	278,917
Accounts receivable	461,004	428,683
Inventories	379,299	331,710
Other current assets	179,915	158,767

Total current assets	1,155,201	1,198,077

Property, plant and equipment	501,448	482,133
Goodwill	381,517	348,141
Other assets	197,532	162,743

Total assets	$ 2,235,698	2,191,094

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$ 2,786	2,170
Current portion of long-term debt	16,989	2,969
Accounts payable and accrued liabilities	774,257	687,198

Total current liabilities	794,032	692,337

Long-term debt	153,025	389,508
Other non-current liabilities	77,851	71,011

Total shareholders’ equity	1,210,790	1,038,238

Total liabilities and shareholders’ equity	$ 2,235,698	2,191,094